Exhibit 99.2
Notice to Employees
To:      All Meadow Valley Employees
From: Brad Larson, CEO
     On July 28, 2008, Meadow Valley Corporation (the “Company” or “Meadow Valley”) entered into a Merger Agreement that, if and when the transaction is consummated, will result in the Company no longer being a publicly traded company. Instead, it will be a private company owned by an affiliate of Insight Equity I LP of Dallas, Texas (“Insight Equity”) and certain members of existing management. All such equity holders, just like all of you, will have a great interest and desire to see the Company continue to grow and excel in its operations. Insight Equity has significant experience expanding the operations of the companies that it owns and we are very enthusiastic about our future.
     Perhaps most importantly, Insight Equity recognizes that our strong team of talented employees is one of our greatest assets. Insight Equity, just like our management team, is looking forward to continuing to work with our existing employees. We believe that under new ownership, our employees will enjoy new and exciting opportunities as the Company will have greater flexibility to focus on its long-term business enhancement initiatives.
     Assuming all the conditions are satisfied, it is expected that this transaction will close before the end of 2008. In the meantime, we will keep you informed of further developments. It is very important that the Company speak with one voice regarding this transaction so please direct any inquiries to my attention at 602-325-1199.
Additional Information and Where to Find It
     In connection with the proposed transaction, a proxy statement of Meadow Valley and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEADOW VALLEY AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other documents filed with the SEC containing information about Meadow Valley at http://www.sec.gov, the SEC’s free internet site. Free copies of Meadow Valley’s SEC filings are also available on Meadow Valley’s internet site at http://www.meadowvalley.com. Furthermore, investors may obtain free copies of Meadow Valley’s SEC filings by directing such request to Meadow Valley Corporation, Attn: Corporate Secretary, 4602 East Thomas Road, Phoenix, Arizona 85018 or by requesting the same via telephone at ****

Participants in the Solicitation
     Meadow Valley and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Meadow Valley’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Meadow Valley is included in its Annual Report on Form 10-K/A filed with the SEC on April 29, 2008. MORE DETAILED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS, AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITIES HOLDINGS OR OTHERWISE, WILL BE SET FORTH IN THE PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION.